Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

ATERIAN, INC.,
a Delaware corporation,

and

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC,
a Pennsylvania limited liability company,

Dated as of July 17, 2026

i

ii

Table of Contents

(continued)

iii

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of July 17, 2026, is entered into by and between Aterian, Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company is party to that certain (i) Asset Purchase Agreement, dated April 27, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “APA”), by and between the Company and Trademark Global, LLC, a Delaware limited liability company (“Trademark Global”), pursuant to which and subject to the terms and conditions set forth therein, the Company and each other Seller Entity (as defined in the APA) would sell all of the Company’s and each such Seller Entity’s right, title and interest in and to all of the Purchased Assets (as defined in the APA) to Trademark Global, or one of its direct or indirect wholly-owned subsidiaries (the transactions contemplated by the APA, the “Asset Sale”), and (ii) Securities Purchase Agreement, dated April 27, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “SPA”), by and between the Company and David E. Lazar (“Lazar”), pursuant to which and subject to the terms and conditions set forth therein, the Company would issue and sell to Lazar (i) 1,750,000 shares of newly created Series AA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share (the “Series AA Preferred Stock”), at a price per share of $2.00 (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction), which shares of Series AA Preferred Stock were issued to Lazar upon signing of the SPA, and (ii) 1,750,000 shares of newly created Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share (the “Series AAA Preferred Stock”), at a price per share of $2.00 (subject to adjustment for any stock dividend, stock split, reverse stock split or similar transaction) (collectively, the “Investment Transaction”);

WHEREAS, the Company anticipates that, in addition to the net proceeds from the Asset Sale and Investment Transaction (collectively, the “Transaction Proceeds”), it may receive cash or other proceeds, if any, (i) from sales of inventory not purchased by Trademark Global and collections on outstanding receivables which the Company will collect in the ordinary course following the closing of the Asset Sale, (ii) in connection with or as the result of any tax or other refunds, credits, rebates, drawbacks, claims for recovery or causes of action relating to any anti-dumping actions, international tariffs, sanctions, trade policies or disputes, customs duties or any “trade war” or similar actions in the United States or any other country or region in the world, in each case in respect of any period prior to the closing of the sale of the Series AAA Preferred Stock (the “Second SPA Closing”), (iii) in connection with or as a result of the release of any restricted cash or import bond held by the Company at or prior to the Second SPA Closing, (iv) in connection with or as a result of the release of any amounts held in escrow for the benefit of the Company and/or any of its equityholders in connection with the Asset Sale or in respect of any other transaction occurring at or prior to the Second SPA Closing, (v) from reserves held with respect to certain Specified Liabilities (as defined in the SPA), and (vi) from the sale of certain real property, equity investments, and any remaining brands or brand related assets not purchased by Trademark Global (collectively, the “Additional Proceeds” and together with the Transaction Proceeds, the “Proceeds”);

WHEREAS, on June 25, 2026, the Board approved the distribution of one contingent value right issued for each share of Common Stock, or, as to the Participating Warrants, each share of Common Stock into which such Participating Warrant is exercisable (in accordance with the terms of such warrants), held by the applicable Holder as of the close of business on the Record Date (such distribution, the “Distribution”); provided that, for the avoidance of doubt, no shares of the Company’s (x) Series AA Preferred Stock, nor (y) Series AAA Preferred Stock shall entitle any holder thereof to receive any CVR or participate in the Distribution and such holder has waived all such rights as set forth in the SPA;

WHEREAS, the Company desires to provide the Holders with the CVRs subject to the terms and conditions set forth herein;

WHEREAS, the Rights Agent is willing to act in connection with the issuance, transfer, exchange and payment of such CVRs as provided herein; and

WHEREAS, the parties have done all things reasonably necessary to make the CVRs, when issued pursuant to the terms and conditions hereof, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and the Rights Agent agree as follows:

SECTION 1.

DEFINITIONS; CONSTRUCTION

1.1         Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the APA or SPA, as applicable. The following terms have the meanings ascribed to them as follows:

“Board” means the board of directors of the Company.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the APA, the SPA and this Agreement.

“CVR Payment” means, with respect to any Proceeds Event, the applicable Proceeds, without interest (except for any interest accruing on an overdue CVR Payment as provided in Section 2.4(a)).

“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs outstanding at such time and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“DTC” means The Depository Trust Company or any successor thereto.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, treasurer, or secretary of the Company, in their respective official capacities.

“Participating Warrants” means the warrants to purchase Common Stock as set forth on Schedule B hereto that have not been exercised and settled prior to the Record Date (and which have a right to participate in the Distribution pursuant to their respective terms).

“Party” means the Company or the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6; provided, that with respect to the foregoing clauses (a)-(e), the transferee in such transfer of CVRs shall have delivered to the Company and the Rights Agent an IRS Form W-9 or appropriate IRS Form W-8, as applicable, as soon as practicable following such Permitted Transfer; provided, further, that the Rights Agent shall have no duty to determine whether any transfer constitutes a Permitted Transfer except to the extent expressly required by Section 2.3(c) and may conclusively rely on the written instructions, certifications and information provided by the Company, the Holder or such Holder’s authorized representative in connection with any such transfer.

“Proceeds Event” means the occurrence of any of the events set forth on Schedule A.

“Record Date” means July 8, 2026.

“Rights Agent” means Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Special Committee” means the special committee of the Board comprised, from time to time, of William Kurtz and Arturo Rodriguez or any one of them, and their successors, assigns, and/or designees (including any such Person designated by the Special Committee pursuant to Section 4.2).

“Termination Date” means the earlier of (a) March 1, 2028 and (b) the date following the CVR Payment Date with respect to the occurrence of the last remaining Proceeds Event.

1.2          Certain Definitions.

“Additional Proceeds”	Recitals
“Agreement”	Preamble
“APA”	Recitals
“Asset Sale”	Recitals
“Assignee”	Section 7.5
“Company”	Preamble
“CVR Payment Date”	Section 2.4(a)
“CVR Register”	Section 2.3(b)
“Distribution”	Recitals
“Investment Transaction”	Recitals
“Lazar”	Recitals
“Notice”	Section 7.1
“Proceeds”	Recitals
“Proceeds Event Notice”	Section 2.4(a)
“Second SPA Closing”	Recitals
“Series AA Preferred Stock”	Recitals
“Series AAA Preferred Stock”	Recitals
“SPA”	Recitals
“Surviving Person”	Section 6.1(a)
“Trademark Global”	Recitals
“Transaction Proceeds”	Recitals
“Withholding Taxes”	Section 2.4(b)

1.3          Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement; (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; (k) whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day; (l) the headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement; (m) all references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise; (n) unless stated otherwise, “Section” followed by a number or letter mean and refer to the specified Section of this Agreement; (o) the term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it; (p) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified; (q) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; and (r) in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

SECTION 2.

CONTINGENT VALUE RIGHTS

2.1          Holders of CVRs; Appointment of Rights Agent.

(a)    The CVRs represent the contractual rights of the Holders to receive CVR Payments pursuant to this Agreement. One CVR will be issued with respect to each share of Common Stock or, as to the Participating Warrants, each share of Common Stock into which such Participating Warrant is exercisable (in accordance with the terms of such warrants), held by the applicable Holder as of the close of business on the Record Date.

(b)    The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment, subject in all respects to the protections, rights, indemnities, limitations of liability and immunities set forth herein.

2.2          Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void ab initio and of no force or effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)         The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)         The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers and the CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the U.S. federal tax identification number for such Holder, in each case to the extent such information is provided to the Rights Agent by or on behalf of the Company, DTC, or the applicable Holder. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company, and the Company shall be solely responsible for the accuracy, completeness and timeliness of all Holder information, allocation information, payment instructions, tax information and other data furnished to the Rights Agent by or on behalf of the Company. The Rights Agent shall have no liability for any delay, misdelivery, failed payment, failed mailing or other consequence arising from inaccurate, incomplete, outdated or untimely information furnished to the Rights Agent by or on behalf of the Company, DTC, the Company's transfer agent or any Holder. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of immediately prior to the Record Date. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs, and shall have no obligation to verify beneficial ownership, determine the identity of beneficial owners, reconcile positions held through DTC or any nominee, or supervise or monitor any distribution by DTC, any nominee, intermediary or other third party. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Common Stock (including shares of Common Stock underlying Participating Warrants) by sending one lump-sum payment to DTC pursuant to the written instructions of the Company. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders, and delivery of funds to DTC in accordance with the Company’s written instructions shall constitute full performance by the Rights Agent with respect to such funds, absent the Rights Agent’s willful misconduct, fraud, bad faith or gross negligence as determined in accordance with Section 3.1(a). Upon receipt of a written request from the Company for a copy of the CVR Register, the Rights Agent shall promptly deliver a copy of the CVR Register to the Company.

(c)         Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be made to the Rights Agent in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer (or such alternative evidence of authorization and authenticity of signature as the Rights Agent may reasonably require, including a notarized signature or a guarantee from a bank or financial institution reasonably acceptable to the Rights Agent). Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Company in writing of the same; provided, that the Rights Agent may refuse to register any transfer until it has received such documentation, evidence, certifications, tax forms, indemnity, legal opinion or Company instructions as the Rights Agent may reasonably request, and the Rights Agent shall have no liability for refusing to register any transfer that it reasonably determines is incomplete, unauthorized, not in proper form or otherwise not permitted under this Agreement. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register, and any transfer not registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer Tax) shall be the responsibility of the transferor.

(d)         A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the request is in proper form, promptly record the change of address in the CVR Register; provided, that the Rights Agent may rely on the address then reflected in the CVR Register until such change has been properly submitted and recorded. The Special Committee may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Special Committee, the Rights Agent shall promptly deliver a copy of such list to the Special Committee.

(e)         The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock (including shares of Common Stock underlying Participating Warrants) as of the Record Date, including the number of CVRs to be issued to each Holder and any applicable tax withholding instructions. Subject to the terms and conditions of this Agreement, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding as directed by the Company, to each Holder as of the Record Date by the mailing of a statement of holding reflecting such CVRs. The Rights Agent shall be entitled to rely conclusively on the Company’s written instructions and shall have no responsibility for determining the Record Date Holders, the number of CVRs distributable to any Person, or whether any Person is entitled to receive CVRs.

2.4         Payment Procedures.

(a)         If any Proceeds Event occurs, then, in each case, on a date (each, a “CVR Payment Date”) that is within sixty (60) days after the date on which the applicable Proceeds Event occurs (such sixty (60) day period, a “CVR Notice Period”), the Company will deliver to the Rights Agent (i) a notice (a “Proceeds Event Notice”) indicating the occurrence of such Proceeds Event and that the Holders are entitled to receive their pro rata portion of the applicable CVR Payment with respect to the applicable Proceeds Event, subject to the provisions of this Agreement, (ii) a written payment instruction file, in form and substance reasonably satisfactory to the Rights Agent, setting forth the CVR Payment Amount payable to each Holder, any applicable withholding instructions and such other information as the Rights Agent may reasonably require to effect the applicable payment, and (iii) cash in U.S. dollars in the aggregate amount equal to the amount of the applicable CVR Payment less any amounts the Company directs the Rights Agent in writing to withhold pursuant to Section 2.4(b); provided, however, that if, following the occurrence of any given Proceeds Event, one or more other Proceeds Events occurs during the CVR Notice Period, then the Company may elect in its sole and absolute discretion to (A) extend the CVR Payment Date with respect to such first-occurring Proceeds Event for thirty (30) days beyond the end of the CVR Notice Period upon delivery of a Proceeds Event Notice (or supplement thereto) to the Rights Agent and (B) deliver to the Rights Agent cash in U.S. dollars in the aggregate amount equal to the amount of such first-occurring Proceeds Event and such other Proceeds Events that occurred during such CVR Notice Period. Such CVR Payment will be made by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than five (5) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, together with the Proceeds Event Notice and the written payment instruction file described above, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time, an amount equal to such Holder’s pro rata portion of the applicable CVR Payment Amount(s), subject to any applicable withholding, stale-dated check, escheatment, unclaimed property or other administrative procedures customarily applied by the Rights Agent. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a Proceeds Event Notice under this Section 2.4(a), and any related Holder notice instructions reasonably requested by the Rights Agent, send each Holder at its registered address a copy of such Proceeds Event Notice. For the avoidance of doubt, the Company shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(a); provided, that nothing in this sentence shall limit the Company’s obligations to indemnify, reimburse and hold harmless the Rights Agent under this Agreement or otherwise shift to the Rights Agent any responsibility for the Company’s determination of the occurrence of any Proceeds Event, the amount of any CVR Payment, the allocation of any CVR Payment among Holders, or the adequacy of funds provided by the Company. Each CVR Payment Amount shall be paid only once, upon the first occurrence of the applicable Proceeds Event. If the Company fails to deliver any CVR Payment to the Rights Agent on or prior to the applicable CVR Payment Date, then, without limiting any other rights or remedies of the Holders, such unpaid amount shall accrue interest from (and including) the applicable CVR Payment Date to (but excluding) the date of payment at a rate per annum equal to the prime rate as published in The Wall Street Journal from time to time plus two percent (2%), and the Company shall pay such accrued interest together with the overdue CVR Payment.

(b)         The Company shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts distributable (including distributions of CVRs) or payable (including payments with respect to CVRs) pursuant to this Agreement (“Withholding Taxes”); provided, that the Company shall be responsible for determining whether any deduction or withholding is required, the amount of any such deduction or withholding, and the reporting and remittance obligations associated therewith, except to the extent the Rights Agent is expressly required by applicable Law to perform such reporting or remittance in its capacity as paying agent. To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 before any such distribution is made to such Holder with respect to the CVR Payments, and at such other time as it reasonably determines, or as directed in writing by the Company, to permit any payment under this Agreement to be made without U.S. federal backup withholding; provided, that the Rights Agent shall have no obligation to determine the validity or accuracy of any IRS Form W-9, IRS Form W-8 or other tax form beyond its customary review procedures, and may withhold in accordance with applicable Law or the Company’s written instructions if a Holder fails to provide a properly completed form. In the event the Company becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), the Company shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders in each case based on information supplied by the Company. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax.

2.5         No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)         The CVRs will not have any voting or dividend rights, and, except as expressly provided in Section 2.4(a), interest will not accrue on the CVRs or any amounts payable in respect of CVRs to any Holder.

(b)         The CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Asset Sale or the Investment Transaction. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c)         Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)         It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is possible that no Proceeds Event will be achieved. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto, and the Company and its Affiliates intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

2.6         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVRs to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Holder of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

SECTION 3.

THE RIGHTS AGENT

3.1          Certain Duties and Responsibilities.

(a)         The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, fraud, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges). In no event shall the Rights Agent be liable for any special, indirect, incidental, consequential, exemplary, punitive or lost-profit damages of any kind whatsoever, regardless of whether such damages were foreseeable or whether the Rights Agent has been advised of the possibility of such damages. The Rights Agent shall not be liable for any error of judgment made in good faith by an officer, employee or agent of the Rights Agent unless such error constitutes gross negligence, bad faith, fraud or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b)         The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register; provided, that the Rights Agent shall not be required to take any such action unless it has received indemnity, security and funding satisfactory to it in its sole discretion.

3.2         Certain Rights of Rights Agent.

(a)         The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)         The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document in good faith believed by it to be genuine and to have been signed or presented by or on behalf of the Company, the Special Committee, any Holder, DTC, any nominee, any transfer agent or any other Person reasonably believed by the Rights Agent to be authorized to provide such item. The Rights Agent shall have no duty to investigate or verify the truth, accuracy or completeness of any such item.

(c)         The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(d)         Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(e)         The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f)         The Company agrees to indemnify the Rights Agent, and its Affiliates and each of their respective directors, officers, managers, employees, agents, successors and assigns, for, and to hold the Rights Agent and each such Person harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent or any such Person and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the actual, reasonable and documented costs and expenses of defending the Rights Agent or any such Person against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(f) shall not apply with respect to income, receipt, franchise or similar Taxes imposed on the Rights Agent with respect to compensation received by the Rights Agent for its services hereunder. The Company’s indemnification obligations shall include Losses arising from or relating to the Company’s failure to provide accurate, complete or timely instructions, funds, tax information, Holder information or other information required for the Rights Agent to perform its duties under this Agreement.

(g)         The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all actual, reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a) and Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(h)         No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(i)         The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the APA, the SPA, or any other agreement between or among any of the Company or the Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(j)         In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide written notice to the Company, and the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(k)         The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(l)         The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(m)         The obligations of the Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

(n)         The Rights Agent shall not be responsible for and shall have no liability with respect to the validity, value, ranking, enforceability or transferability of any CVR, the validity or effectiveness of this Agreement, the occurrence or non-occurrence of any Proceeds Event, the amount of any Proceeds, CVR Payment or CVR Payment Amount, the sufficiency of funds provided by the Company, or any calculation, allocation, determination or certification made by the Company or the Special Committee under this Agreement. The Rights Agent shall have no responsibility for determining whether a Proceeds Event has occurred or whether any amount has become payable under this Agreement.

(o)         The Rights Agent shall not be obligated to risk or advance its own funds in connection with any payment hereunder. The Rights Agent shall have no responsibility to invest or pay interest on any funds received by it under this Agreement, except to the extent expressly agreed in writing by the Rights Agent. Funds held by the Rights Agent hereunder need not be segregated from other funds except to the extent required by applicable Law or the Rights Agent’s customary procedures.

(p)         The Rights Agent shall not be liable for any action taken, suffered or omitted to be taken in accordance with the written direction, instruction, certificate or determination of the Company or the Special Committee, including any instruction relating to the payment, withholding, allocation or distribution of CVR Payments.

(q)         The Rights Agent may perform any of its duties through agents, attorneys, custodians, nominees or other representatives and shall not be responsible for the misconduct or negligence of any such Person appointed with reasonable care.

(r)         The Rights Agent shall be entitled to rely conclusively upon any written tax instructions, determinations, certifications or advice furnished by the Company or its tax advisors and shall have no liability for any withholding, reporting or tax determination made in accordance therewith. The Rights Agent shall not be responsible for determining the tax treatment of any payment made pursuant to this Agreement.

(s)         The Rights Agent shall have no liability for any act, omission, insolvency, failure or delay of DTC, any nominee of DTC, any broker, bank, custodian or other securities intermediary, including the failure of any such Person to properly allocate or distribute amounts paid by the Rights Agent in accordance with this Agreement.

(t)         If conflicting demands, claims or instructions are made with respect to any CVR, CVR Payment or other matter arising under this Agreement, the Rights Agent may refrain from taking any action until such conflict is resolved to its reasonable satisfaction or by a final order of a court of competent jurisdiction, and may commence or participate in an interpleader action at the expense of the Company.

3.3         Resignation and Removal; Appointment of Successor.

(a)         The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)         The Company, acting solely through the Special Committee and its agents and representatives, will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)         If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent, at the expense of the Company. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)         The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e)         Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Special Committee, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)         The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing, and such cooperation shall be subject to the payment of the Rights Agent’s fees and expenses and the continuing protections, indemnities and limitations of liability set forth in this Agreement.

3.4         Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

SECTION 4.

COVENANTS

4.1          List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

4.2          Special Committee.

(a)    To the fullest extent permitted by law, the Special Committee and the Company’s Board of Directors shall not owe fiduciary duties to the Holders (in their capacity as such) and shall not have any liability to the Holders for any actions taken or not taken in connection with the matters set forth herein. No provision of this Agreement shall require the Special Committee or any members thereof to expend or risk its, his or her own funds or otherwise incur any financial liability in the performance of any duties hereunder or in the exercise of any rights or powers.

(b)    The Holders shall be intended third-party beneficiaries of the provisions of this Agreement and shall be entitled to specifically enforce the terms hereof; provided, that, notwithstanding anything to the contrary herein, under no circumstances shall the rights of Holders as third-party beneficiaries pursuant to this Section 4 be enforceable by such Holders or any other Person acting for or on their behalf other than the Special Committee. Notwithstanding anything to the contrary herein, the Special Committee has the sole power and authority to act on behalf of the Company and the Holders in enforcing any of their respective rights hereunder.

(c)    To the fullest extent permitted by law, none of the Company, any of its Subsidiaries, or the Special Committee shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to take any action, by the Company or any of its Affiliates in respect of the achievement (or attempt to achieve) any of the Proceeds Events.

(d)    The Special Committee may designate agents or representatives to act on behalf of the Special Committee with respect to its rights and obligations hereunder.

(e)    If any member(s) of the Special Committee dies, resigns, or becomes disabled or otherwise unable to fulfill their respective responsibilities hereunder, the remaining member(s) of the Special Committee shall deliver written notice to the Rights Agent regarding the appointment or designation of any successor member of the Special Committee.

4.3          Books and Records. During the term of this Agreement, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm each CVR Payment payable hereunder in accordance with the terms specified in this Agreement.

4.4          Audits. Until the expiration of this Agreement and for a period of one (1) year thereafter, the Company shall keep complete and accurate records in sufficient detail to permit the Rights Agent to confirm the accuracy of the payments due hereunder. The Rights Agent and the Special Committee shall each have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments of any CVR Payment Amounts during the term of this Agreement. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to the Rights Agent or the Special Committee, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Rights Agent or the Special Committee, as applicable, unless after an accounting period has been audited by the Rights Agent or the Special Committee, as applicable, the Company restates its financial results for such accounting period, in which event the Rights Agent or the Special Committee, as applicable, may conduct a second audit of such accounting period in accordance with this Section 4.4. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor; provided, that the Rights Agent shall have no obligation to pay or reimburse any overpayment from its own funds and shall be responsible only for distributing funds actually received from the Company for such purpose in accordance with written instructions from the Company. The Rights Agent or the Special Committee, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of five percent (5%) or more of the CVR Payments due under this Agreement for the audited period, in which case the Company shall bear the full cost and expense of such audit.

4.5          Tax Reporting. The Rights Agent shall comply with all applicable Laws regarding Tax reporting with respect to any CVR Payment Amounts paid to Holders pursuant to this Agreement and based on information provided to the Rights Agent by the Company or the applicable Holder. The Company shall provide the Rights Agent with such information and written instructions as the Rights Agent reasonably requests to comply with such reporting obligations.

SECTION 5.

AMENDMENTS

5.1         Amendments.

(a)         The Company, at any time and from time to time, may, with the consent of the Special Committee and the Rights Agent (such consent of the Rights Agent not to be unreasonably withheld, conditioned or delayed), but without the consent of any other Person (including any Holder in such capacity), enter into one or more amendments to this Agreement for any of the following purposes:

(i)         to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)         subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii)         to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)         to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)         as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi)        as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii)      to cancel the applicable CVRs solely (A) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (B) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii)     as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix)      to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b)         Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

(c)         Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

5.2         Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

SECTION 6.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

6.1          The Company May Not Consolidate, Etc.

During the term of this Agreement, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(a)         the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(b)         The Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Section 6 and that all conditions precedent in this Section 6 relating to such transaction have been complied with; provided, that the Rights Agent shall be entitled to rely conclusively on such Officer’s Certificate and shall have no duty to determine whether such transaction complies with this Agreement or whether any successor has validly assumed the Company’s obligations hereunder.

6.2         Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

SECTION 7.

MISCELLANEOUS

7.1          Notices to Rights Agent and to the Company. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed to have been duly delivered and received hereunder on the date of delivery, if delivered in person, by FedEx or other internationally recognized overnight courier service (upon proof of delivery), or (except with respect to any Person other than the Rights Agent) by e-mail (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, addressed as follows:

if to the Rights Agent, to:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, NY 11717
Attn: Corporate Actions Department

Email: BCISCAManagement@Broadridge.com

if to the Company, to:

Aterian, Inc.

350 Springfield Avenue

Suite 200

Summit, NJ 07901

Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:

Paul Hastings LLP

1117 S California Ave.
Palo Alto, CA 94304
Attention: Jeff Hartlin

Email: jeffhartlin@paulhastings.com
Attention: Elizabeth Razzano

Email: elizabethrazzano@paulhastings.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party.

7.2         Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

7.3         Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

7.4          Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

7.5          Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Subject to Section 5.1(a)(ii) and Section 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party or any other acquiror in connection with the transfer or sale of all or substantially all of the assets or business of the Company (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, in the event that the Company continues to exist following such transaction, the Company shall remain liable for the performance by the Company of its obligations hereunder. The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Special Committee (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

7.6         Benefits of Agreement; Action by Holders. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Special Committee will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

7.7        Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

7.8        Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, County of New Castle, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

7.9       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

7.10      Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.11        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

7.12      Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder (except as provided in Section 3.2), at 5:00 p.m., New York City time, on the Termination Date; provided, that any accrued rights to fees, expenses, reimbursement or indemnification, shall survive termination of this Agreement and the resignation, replacement or removal of the Rights Agent; provided further, that if any Proceeds Event has been achieved on or prior to the Termination Date, but the associated CVR Payment Amounts have not been paid on or prior to the Termination Date, this Agreement shall not terminate to the extent related to such CVR Payment Amounts until such CVR Payment Amounts have been paid in full in accordance with the terms of this Agreement; and provided further that no termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination.

7.13       Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, the Company or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

7.14       No Recourse Against Others. No current or former director, officer or employee, as such, of the Company or the Rights Agent or any agent, representative, Affiliate, stockholder, member, manager or controlling person of the Rights Agent or of their respective Affiliates shall have any liability for any obligations of the Company or the Rights Agent under the CVRs or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a CVR, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the CVRs.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ATERIAN, INC.

By: /s/ Arturo Rodriguez
Name: Arturo Rodriguez
Title: Chief Executive Officer

BROADRIDGE CORPORATE ISSUER

SOLUTIONS, LLC

By: /s/ John P. Dunn
Name: John P. Dunn
Title: Senior Vice President

[Signature Page to Contingent Value Rights Agreement]

Schedule A

Proceeds Events

Proceeds Event	Applicable Proceeds
The Closing of the Asset Sale pursuant to the terms of the APA.

The net proceeds of the Asset Sale after (a) satisfaction of certain indebtedness collateralized by the assets subject to the Asset Sale, (b) payment of the Company’s legal, financial advisory, and other costs and expenses incurred, or required to be paid or satisfied, in connection with the Asset Sale, including (i) prorated annual bonuses to certain employees, (ii) tail policies, and (iii) third-party indebtedness of the Company, (c) setting aside (i) $1,000,000 with respect to ongoing Company operational costs and expenses (the “Backstop”) and (ii) an aggregate amount not to exceed $6,000,000 with respect to the Specified Liabilities (as defined in the SPA) (the “Additional Reserves”).

The satisfaction in full of the Specified Liabilities.	The Additional Reserves Remainder (as defined in the SPA).

The receipt of cash or other proceeds by the Company and/or any of its Affiliates in connection with or as a result of any sale(s) of assets (other than the Asset Sale), including those assets set forth on Schedule 4.16(c) to the SPA.

The net proceeds of such asset sale(s); provided, for the avoidance of doubt, that such proceeds shall exclude the Backstop.

The receipt of cash or other proceeds by the Company and/or any of its Affiliates in connection with or as a result of the release of any restricted cash or import bond held by the Company at or prior to the Second SPA Closing.

The net amount of such release.

The receipt of cash or other proceeds by the Company and/or any of its Affiliates in connection with or as a result of the release of any amounts held in escrow for the benefit of the Company and/or any of its equityholders in connection with the Asset Sale or in respect of any other transaction occurring at or prior to the Second SPA Closing.

The net proceeds of each such transaction.
The receipt of cash or other proceeds by the Company and/or any of its Affiliates in connection with the Investment Transaction.	The net proceeds of the Investment Transaction, subject to the Backstop and the Additional Reserves.

Schedule B

Participating Warrants